Exhibit 3.1

NORTH CAROLINA Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

CBDMD, INC.

the original of which was filed in this office on the 24th day of April, 2025.

Scan to verify online.	IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 24th day of April, 2025.
Certification# C2025 l 1304223- l Reference# C2025 l 1304223- l Page: 1 of 2 Verify this certificate online at https://www.sosnc.gov/verification	Secretary of State

Docusign Envelope ID: 557EB61B-F7DD-499E-AF19-9975575CC9F4	SOSID: 1433573 Date Filed: 4/24/2025 9:58:00 AM Effective: 5/6/2025 Elaine F. Marshall North Carolina Secretary of State C2025 113 04233

Articles of Amendment to

the Certificate of Designation of Rights and Preferences 8.0% Series A Cumulative Convertible Preferred Stock of cbdMD, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Certificate of Designation of Rights and Preferences 8.0% Series A Cumulative Convertible Preferred Stock (the "Certificate of Designation"):

1.             The name of the corporation is cbdMD, Inc.

2.             The Certificate of Designation is hereby amended as follows:

Section 4 is deleted.

Section 5 of the Certificate of Designation is hereby amended to add the following paragraph (e) to Section 5:

(e)  Automatic Conversion to Common Stock. Each outstanding share of Series A Convertible Preferred Stock shall automatically, without any action on the part of the holder thereof, convert into THIRTEEN shares of Common Stock (the "Automatic Conversion") immediately following the effective time of the Articles of Amendment to the Certificate of Designation of Rights and Preferences 8.0% Series A Cumulative Convertible Preferred Stock amending such Certificate of Designation of Rights and Preferences 8.0% Series A Cumulative Convertible Preferred Stock to add this paragraph (e) to Section 5 (such effective time, the "Conversion Effective Time"). The shares of Common Stock issued in connection with the Automatic Conversion initially shall be uncertificated.

3.             The foregoing amendment was approved by, and proposed and recommended to the corporation's shareholders by, the Board of Directors on February 12, 2025, and approved by the shareholders on April 10, 2025 in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4.             These Articles of Amendment will become effective at 4:01 pm Eastern Time, on May_§_, 2025.

IN WITNESS WHEREOF, I have hereunto set my hand this 22nd day of April, 2025.

cbdMD, Inc.

/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Its: Chief Executive Officer and Chief Financial Officer

Certification# C202511304233-1 Reference# C202511304233- Page: 2 of 2